Exhibit 99.(d)(xiii)

MANAGEMENT FEE WAIVER

As of March 1, 2009

This Management Fee Waiver (this “Agreement”) is made and entered into as of this 1st day of March 2009 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Securities Trust (“Securities Trust”) with respect to the Lord Abbett Alpha Strategy Fund (the “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.                           Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Securities Trust with respect to the Fund for the period set forth in paragraph 2 below.

2.                           Lord Abbett’s commitment described in paragraph 1 will be effective from March 1, 2009 through February 28, 2010.

IN WITNESS WHEREOF, Lord Abbett and Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT SECURITIES TRUST

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel